EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Registration
Statement on Form S-8 and related prospectus of Ceramics Process
Systems Corporation with respect to the 1987 Employee Stock Purchase
Plan (File No. 33-25690), the Registration on Form S-8 and related prospectus of Ceramics Process Systems Corporation with respect to the 1989 Stock Option Plan (File No. 33-18398),and the Registration Statement on Form S-8 and related prospectus of Ceramics Process Systems
Corporation with respect to the 1991 Employee Stock Purchase Plan (File No. 33-42556), of our report dated March 8, 1999, on our audits of the consolidated financial statements of Ceramics Process Systems Corporation as of December 26, 1998 and December 27, 1997 and for the three years then ended, which report is included in this Annual Report on Form 10-K.


                                   PRICEWATERHOUSECOOPERS LLP



Boston, Massachusetts
March 26, 1999